Exhibit 10.3

PATENT ASSIGNMENT

This Patent Assignment (the “Assignment”) is made between Badcer Ops, Inc., a Nevada corporation (“Assignor”), and TLSS Acquisition, Inc., a Delaware corporation (the “Assignee”), effective as of November 1, 2026 (the “Effective Date”), pursuant to that certain Member Interest and Asset Exchange Agreement dated as of April 1, 2026, as amended (the “Agreement”).

WHEREAS, Assignor owns or controls all right, title and interest in and to certain U.S. Patents as listed on Schedule 1 hereto (collectively, the “Patents’”);

WHEREAS, Assignor wishes to assign, and Assignee wishes to obtain, all right, title and interest in and to the Patents; and

NOW THEREFORE, for and in consideration of the agreements contained in the Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby irrevocably assigns and transfers to Assignee and its successors, legal representatives and assigns all of its right, title and interest in and to:

a. the Patents;

b. any and all of the inventions, invention disclosures, and discoveries existing as of the Effective Date to the extent disclosed or claimed in the Patents;

c. any rights of priority created by such Patents under any treaty relating thereto;

d. all technical information, discoveries, improvements, processes, formulae, data, engineering, technical and shop drawings, inventions, shop-rights, know-how and trade secrets which are or may be useful or necessary in the use, development, or commercialization of the inventions described in the Patents;

e. the right to sue and bring any causes of action (whether currently pending, filed or otherwise) and all other enforcement rights and rights to remedies under, on account of, or related to any of the Patents including, without limitation, all causes of action and other enforcement rights for: (i) damages, (ii) injunctive relief, and (iii) other remedies of any kind for past, current and future infringement, misappropriation or violation of rights and all rights to sue for any of the foregoing; and

f. all rights to collect royalties and other payments under or on account of any of the Patents, as well as all rights to assign or sell an interest in such royalties or other payments to third parties.

2. Representations and Warranties. Assignor hereby represents and warrants to the Assignee as follows:

a. Authority. Assignor has the right, power and authority to enter into this Assignment.

b. No Violations or Conflicts. Assignor is the sole owner of the Patents and is entitled to assign the Patents without the consent of any third party.

c. Non-Interference. Immediately following the Effective Date, Assignor does not own any Patents or other intellectual property that would conflict with Assignee’s ability to fully exploit the Patents. Assignor has disclosed to Assignee all patents, know-how and materials necessary or reasonably useful for the exploitation of the Patents.

3. Further Actions of Assignor. Assignor covenants and agrees to warrant and defend the transfer and assignment of Assignor’s rights under the Patents hereby made against all persons whomsoever to the extent arising from the actions of Assignor following the Effective Date, to execute and deliver further instruments of transfer and assignment and take such other action as Assignee may reasonably request to more effectively transfer and assign to Assignee each of the Patents, all at the sole cost and expense of Assignor; provided, however, that Assignor shall not be required to pay any costs or fees associated with filing this Assignment, or any other document related to the transfer of the Patents, with the United States Patent and Trademark Office.

4. Relation to the Agreement. This Assignment is being delivered subject and pursuant to the terms and conditions of the Agreement and is subject to the terms and conditions therein, and this Assignment and the Agreement shall be read, interpreted and enforced together as one agreement. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

5. Governing Law. This Assignment shall be subject to and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws.

6. Notices. Any notices hereunder shall be sent in accordance with the terms and provisions of the Agreement.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of November 1, 2026

ASSIGNOR:

Badcer Ops, Inc., a Nevada corporation

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Secretary

ASSIGNEE:

TLSS Acquisition, Inc., a Delaware corporation

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	CEO

Schedule 1

Patents

Title	Jurisdiction	US Patent #	Issue Date	Record Owner
Materials, treatment compositions, and material laminates, with carbon nanotubes	US	US-10155877-B2	12/18/18	Badcer Ops, Inc.
Nano-(multifunctional) solutions for glass and glass products: heterogeneous non-self-assembly and/or coating	US	US-10273347-B2	4/30/19	Badcer Ops, Inc.
Composition for strengthening glass	US	US-10696583-B2	6/30/20	Badcer Ops, Inc.
Emulsion Compositions and Methods for Strengthening Glass	US	US-11247938-B2	2/15/22	Badcer Ops, Inc.